Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. ANNOUNCES UPDATE ON NEGOTIATIONS BETWEEN O’REILLY AUTO ENTERPRISES, LLC AND TEAMSTERS LOCAL 120 REGARDING COLLECTIVE BARGAINING AGREEMENT FOR 22 UNION DRIVERS AT BROOKLYN PARK DISTRIBUTION CENTER

Springfield, MO, January 30, 2017 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, announces an update on negotiations between its subsidiary O’Reilly Auto Enterprises, LLC and Teamsters Local 120 in Blaine, Minnesota:

We have been actively engaged in renewing the contract with our 22 union drivers at our Brooklyn Park Minnesota Distribution Center. As we continue to negotiate in good faith, our goal remains to resolve this matter consistent with O’Reilly culture values of commitment to our Team Members and customers, dedication to safety, and a win-win attitude.

There is no sure way to tell if we will be able to reach an agreement with Teamsters Local 120. However, if an agreement cannot be reached and the drivers walk out on strike, contingency plans are in place to ensure our stores serviced by the Brooklyn Park Distribution Center remain in-stock and continue to have industry leading availability for hard-to-find parts. Our professional service provider customers rely on us to provide quick delivery of a wide array of quality parts to keep their businesses running smoothly, and our do-it-yourself customers rely on us for technical advice and a wide array of parts to keep their vehicles on the road. We will ensure that a potential strike does not interfere with our ability to provide the best possible customer service.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of September 30, 2016, the Company operated 4,712 stores in 45 states.